Exhibit 16.1


                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") made this 25th day of November 2004, by and between BIO-ONE CORPORATION, a corporation organized and existing under the laws of Nevada with offices at 1630 Winter Springs Boulevard, Winter Springs, Florida 32708 ("Purchaser"), and AMERICAN NUTRITIONAL EXCHANGE, INC., a corporation organized and existing under the laws of Florida with offices at 12260 SW 53rd Street, Suite 603, Cooper City, Florida 33330 ("Seller").


                              W I T N E S S E T H:

         WHEREAS, Seller is willing to sell to Purchaser and Purchaser is willing to buy from Seller, upon the terms and conditions hereinafter set forth, 430 but not less than 430 Special Common Shares (hereinafter defined) of the capital stock of the Seller

         NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.       DEFINED TERMS

         1.1 "DEFINED TERMS" Where used herein or in any amendments hereto, the following terms shall have the following meanings except as defined otherwise in this Agreement.

         1.2 "SPECIAL COMMON STOCK" OR "SPECIAL COMMON SHARE(S)" means a special share to be created by the Seller which share shall have the following attributes: Each share shall rank parri passu with each and every common share regarding the distribution of dividends, whether in cash or in kind, or any other distributions including distributions on the sale or winding up of the Company. Corporate matters requiring the vote of common shareholders shall include and require the vote of Special Common Shareholders. Each Special Common Share shall have 9.3 votes to be voted at any meeting of the Company that requires the votes of common shares or common shareholders. The rights and privileges of the Special Common Shares shall not be amended or changed without the express consent of each and every holder of such shares. The charter and by-laws of the Company shall be amended forthwith upon the execution of this agreement to provide for the creation and issue of the Special Common Shares.

         1.3 "BUSINESS" means the business operations presently and heretofore carried on by Seller at its current place of business located at 12260 SW 53rd Street, Suite 603, Cooper City, Florida 33330.

         1.4 "BUSINESS DAY" means any day except Saturday, Sunday, or any statutory holiday in the State of Florida.

         1.5 "CLOSING DATE" means the 4th day of February 2004 or such other date as may be mutually agreed upon in writing by the parties hereto.

         1.6 "PURCHASE DOCUMENTS" means this Agreement and all other agreements, documents or instruments to be executed in connection with this Agreement.

         2. PURCHASE OF SPECIAL COMMON SHARES AND PURCHASE PRICE

         2.1. Special Common Shares. Upon the terms and subject to the conditions provided in this Agreement, Seller shall, at the Closing and as of the Closing Date (as said terms are hereinafter defined), allot and deliver to Purchaser, and Purchaser shall purchase from Seller, four hundred and thirty
(430) shares of Special Common Shares. The Special Common Shares sold hereunder shall represent not less that Eighty Percent (80%) of the votes of all shareholders of record, which shares shall be registered in the name of the Purchaser at closing.

         A. Upon the original issuance of the Special Common Shares by the Seller to the Purchaser and until such time as the same is no longer required

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under the applicable requirements of the Securities Act or applicable state securities laws, any certificate issued representing such Shares shall bear the following legend:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE."

         2.2 Purchase Price. Purchaser shall pay to Seller for the Special Common Shares a purchase price (the "Purchase Price") of One Million Dollars ($1,000,000) payable, in installments, as follows.

                  A. Purchaser's Obligations. At the Closing, Purchaser shall provide an installment of One Hundred and Fifty Thousand Dollars ($150,000) cash which cash shall be used for business development capital. In addition, Purchaser shall provide installments of an additional One Hundred and Fifty Thousand Dollars ($150,000) during 2003; Seventy Five Thousand Dollars ($75,000) per month from January to April 2004; and Fifty Thousand Dollars ($50,000) on the 15th day of each month and continuing until the Purchaser has invested a total of $1,000,000 for on-going business development.

                  B. Notwithstanding that the payment for the Special Common Shares is paid in installments as described in Sub Paragraph A of this Paragraph, the Company shall issue the Special Common Shares without restrictions or conditions which shares shall be treated as if they were fully paid and non assessable.

                  C. Purchaser's Obligations. During 2004, Purchaser shall provide a $1,000,000 Credit line available as follows:

                           (i.) Two Hundred and Fifty Thousand Dollars
($250,000) availability on January 31, 2004.

                           (ii.) Two Hundred and Fifty Thousand Dollars
($250,000) additional availability on April 30, 2004.

                           (iii.) Two Hundred and Fifty Thousand Dollars
($250,000) additional availability on July 31, 2004.

                           (iv.) Two Hundred and Fifty Thousand Dollars
($250,000) additional availability on October 31, 2004.

         3.       DOCUMENTS TO BE DELIVERED AT CLOSING

         3.1. At the Closing:

                  A. Seller shall execute and deliver to Purchaser a copy of the change of status of American Nutritional Exchange, Inc. from an "S" corporation to a "C" corporation.

                  B. Seller shall execute and deliver to Purchaser the 430 Special Common Shares, which shall be delivered to the Purchaser free and clear of any and all defects, liens, encumbrances, charges and equities whatsoever.

                  C. Purchaser shall pay to the Seller the initial installment of the Purchase Price in immediately available funds for the Special Common Shares in accordance with the terms of Section 2 hereof.

                  D. Seller shall deliver to Purchaser copies, certified by the Secretary of Seller, of (i) certificates of good standing in the jurisdiction of the Seller's incorporation and in each other jurisdiction in which the Seller is doing or transacting business, and (ii) the written approval of the Board of Directors of Seller authorizing this Agreement and the other agreements and instruments to be delivered pursuant thereto and the transactions contemplated hereby and thereby.

                  E. Purchaser shall deliver to Seller copies, certified by the Secretary of Purchaser, of (i) certificates of good standing in the jurisdiction of the Purchaser's incorporation and in each other jurisdiction in which the Purchaser is doing or transacting business, and (ii) the written approval of the Board of Directors of Purchaser authorizing this Agreement and the other agreements and instruments to be delivered pursuant thereto and the transactions contemplated hereby and thereby.

                  F. Seller shall deliver to the Purchaser all necessary consents of third parties to the execution and delivery of this Agreement and the consummation of the transactions contemplated.

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         4. CLOSING. The Closing of the transaction contemplated by this
Agreement, and all deliveries to be made at such time in connection therewith shall take place at the office of the Seller, such Closing to take place by delivery of executed counterparts of this Agreement and all other documents, instruments and certificates required to be delivered by Seller or Purchaser at the Closing (Said Closing and said date thereof, herein referred to as the "Closing" and the "Closing Date", respectively). The effective date of this Agreement shall be the date of execution by the last signatory to this Agreement.

         5. REPRESENTATIONS AND WARRANTIES BY SELLER.

         5.1. Seller represents and warrants to Purchaser as follows:

                  A. Seller is a corporation duly organized and validly existing under the laws of the State of Florida. Seller has full power and authority to conduct its business and issue the Special Common Shares and that the Special Common Shares are free and clear of all liabilities of any kind or nature without any liens or encumbrances.

                  B. The execution, delivery and performance of the Purchase Documents by Seller, and the consummation of the transactions contemplated hereby, will not with or without the giving of notice or the lapse of time or both:

                           (i) violate any provision of law, statute, rule or
regulation to which Seller is subject,

                           (ii) violate any judgment, order, writ or decree to
which Seller is a party or by which it is or may be bound; or

                           (iii) to the knowledge of Seller, result in the
breach of or conflict with any term, covenant, condition or provision of, or result in the modification or termination of, or constitute a default under or result in the creation or imposition of any lien, security interest, charge or encumbrance upon the Common Stock being purchased hereunder, under the corporate charter or by-laws or any other agreement, understanding or instrument to which Seller is a party or by which it is or may be bound or affected.

                  C. All necessary corporate action has been taken by Seller to authorize the execution, delivery and performance of the Purchase Documents. The Purchase Documents have been duly and validly authorized, executed and delivered by Seller and constitute the valid and binding obligation of Seller enforceable against it in accordance with their respective terms.

                  D. All consents and approval required for the allotment of the Special Common Shares to Purchaser hereunder, including without limitation all amendments, modifications, and supplements, whether written or oral ("Agreements") and for performing Seller's obligations under the Purchase Documents have been obtained or will be obtained. No consent of any court, governmental agency or other public authority is required as a condition to the enforceability of the Purchase Documents.

                  E. Seller has conducted its business in compliance with all applicable federal, state and local laws, regulations and ordinances.

                  F. Seller has not received any notice that it is infringing upon the research, development, processes, methods, techniques, inventions, know how patents, patent rights, trade name, trademarks and service marks of any other party.

                  G. There is (and has not been since its inception) no claim, litigation, action, suit or proceeding, administrative or judicial, pending or threatened against or affecting Seller, at law or in equity or before any foreign, federal, state, local or other governmental authority, including, without limitation, any claim, proceeding, or litigation for the purpose of enjoining or preventing the consummation of this Agreement, or the transactions contemplated hereby, or otherwise claiming this Agreement, or any of the transactions contemplated hereby or the consummation thereof, is illegal or otherwise improper, nor to Seller's knowledge is there any basis upon which any such claim, litigation, action, suit or proceeding could be brought or initiated. Seller is not (and has not been within the past three years) subject to or in default under any judgment, order, writ, injunction or decree of any court or any governmental authority, and no replevins, attachments, or executions have been issued or are now in force against Seller. No petition in bankruptcy or receivership has ever been filed by or against Seller.

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                  H. Total Sales for the six-month period ending June 30, 2003 are reported to be $4,236,459. Total Assets reported as of June 30, 2003 are $1,461,234. Total Liabilities reported as of June 30, 2003 are $1,455,736. June 30, 2003 Income Statement and Balance Sheet are attached as Schedule A.

                  I. The net proceeds from the allotment and sale of the Special Common Shares will be used as business development capital for the Seller to build revenues to $20,000,000 annually and EBITDA to the 5% - 7% range during the next three years. However, in no event shall the net proceeds be used by the Seller for the payment (or loaned to any such person for the payment) of any judgment, or other liability, incurred by any executive officer, officer, director or employee of the Seller, except for any liability owed to such person for services rendered, or if any judgment or other liability is incurred by such person originating from services rendered to the Seller, or the Seller has indemnified such person from liability. Three-year Revenue and EBITDA projections are attached as Schedule B.

                  J. Seller has taken all corporate action required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, including the issuance and allotment of the Special Common Shares, and this Agreement has been duly executed and delivered by the Seller and constitutes a valid and legally binding obligation of the Seller. When issued to and the first installment is paid for by the Purchaser in accordance with the terms of this Agreement, the Special Common Stock will be duly and validly issued, fully paid and nonassessable, and the issuance of the Special Common Stock will not be subject to any preemptive or similar rights that have not been waived.

                  K. The authorized capital stock of the Seller consists of 5,000 shares of Common Stock, par value $.001 per share. The Seller will create, before closing, 1,000 shares of Special Common Stock of the Seller. 1,000 shares of Common Stock and no shares of Special Common Shares have been issued and are outstanding as of the date hereof. All outstanding shares of Common Stock are and will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of the Seller or any agreement to which the Seller is a party or by which it is bound and have been issued in compliance with federal and state securities laws. There are no declared or accrued unpaid dividends with respect to any shares of Common Stock.

                  L. Seller shall elect one person from Purchaser to its Board of Directors. Initially Purchaser shall be represented by Frank Clark or Bernard Shinder.

                  M. Upon the signing of the Agreement, the Seller's two existing Shareholders shall enter into Executive Management Agreements at their current compensation levels.

                  N. The Individual Shareholders, who are signatories to this Agreement undertake and agree that they will not exercise their powers, whether as directors, officers or shareholders of the Company to vote their shares so that:

                  a. Any rights or privileges of the Special Common shares shall be changed, altered or amended, and

                  b. Any further shares of any class shall be allotted or issued without the express consent of the Buyer first had and obtained.

         6.       REPRESENTATIONS AND WARRANTIES OF PURCHASER

         6.1      Purchaser hereby represents and warrants to Seller as follows:

                  A. Purchaser is a corporation duly organized and validly existing under the laws of the State of Nevada has full power and authority to own its property and conduct its business.

                  B. The execution, delivery and performance of this Agreement, and the consummation of the transaction contemplated hereby, will not with or without the giving of notice or the lapse of time or both:

                           (i) violate any provision of law, statute, rule or
regulation to which Purchaser is subject;

                           (ii) violate any judgment, order, writ or decree to
which Purchaser is a party or by which Purchaser is bound; or

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                           (iii) result in the modification or termination of,
or constitute a default under the corporate charter or by-laws or any other agreement, understanding or instrument to which Purchaser is a party or by which Purchaser is or may be bound or affected.

                  C. All necessary corporate action has been taken by Purchaser to authorize the execution, delivery and performance of this Agreement, and the consummation of the transaction contemplated hereby. This Agreement has been duly and validly authorized and is a binding obligation of Purchaser enforceable against it in accordance with its terms.

                  D. Purchaser has the necessary finds to fulfill its obligations under this Agreement.

                  E. Purchaser understands that the Common Stock constitutes "restricted securities" within the meaning of Rule 144 under the Securities Act.

                  F. Purchaser acknowledges that after the Closing Date:

                           (i) Purchaser will exercise the right to vote percent
(80%) of the issued and outstanding shares
(of any class) of the Seller and the Seller's existing Shareholders will exercise the right to vote twenty percent (20%) of the issued and outstanding shares of the Seller;

                           (ii) Purchaser will receive thirty percent (30%) of
any future distribution of profits and the Seller's two existing Shareholders would receive seventy percent (70%) thereof;

                           (iii) Purchaser would receive thirty percent (30%) of
any future distribution of proceeds in the event of a sale of Seller and the Seller's two existing Shareholders would receive seventy percent (70%);

                           (iv) Purchaser would receive a first right of refusal
in the event that the Seller's two existing
Shareholders chose to sell their interest at a future date;

                           (v) Subject to the provision of Paragraph 5N,
Seller's two existing Shareholders shall have control of the Board of Directors of Seller;

                           (vi) Seller's two existing Shareholders shall be the
final decision makers and shall manage the Seller's business;

                           (vii) Purchaser will use its best efforts to provide
assistance to the Seller's two existing Shareholders to (a) facilitate the development of the Seller's website; (b) facilitate the development of an e-commerce platform; (c) identify additional product lines for distribution; (d) facilitate the development of international distribution; (e) provide planning support; (f) provide administrative support.

                           (viii) In the event that the Purchaser votes the
shares of the Seller in such a manner that results in:

                                    (a) a change in the composition of the Board
of Directors of the Seller contrary to the provisions of 6.1F (v) or 6.1F (vi) of this agreement or

                                    (b) a change in the distribution formula
contrary to the provisions of 6.1F(ii) of this agreement, then the two existing Shareholders of the Seller referred to in 5.1M of this agreement may (but are not required) to purchase all of the shares subscribed for by the Purchaser ("Selling Party") on the following terms and conditions:

                           (i.) the two existing Shareholders of the Seller
referred to in 5.1M of this agreement shall be represented by Ismael Gonzalez who shall be empowered to bind all purchasing parties ("Buying Parties").

                           (ii.) the Buying Parties shall notify the Selling
Party (by certified mail), in writing, within seven
(7) business days of such vote being recorded, of their intention to purchase all but not less than all of the shares subscribed for by the Purchaser.

                           (iii.)   within thirty (30) business days from the
recorded receipt of the notice, the Selling Party and the Buying Parties shall each appoint a person who is a Certified Business Valuator, which Certified

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Business Valuators shall appoint a third, independent Certified Business
Valuator to value the shares agreed to be purchased pursuant to this paragraph. The value of the shares shall be the average valuation arrived at by the three business valuators. The cost of the valuators, including the independent valuators shall be borne equally between the Selling Party and the Buying Parties.

                           (iv.) the Seller shall cooperate fully with each
business valuator including full disclosure of books and records and such other material as may be required to arrive at a valuation. The valuation shall be completed no later than sixty (60) business days following the appointment of the independent business valuation which valuation shall be certified to the Selling Party and the Buying Parties. The transaction relating to the purchase and sale of the shares subscribed for by the Purchaser shall close no later than sixty (60) business day following the certification of value by the business valuators whereupon the Buying Parties shall purchase such shares upon the following terms: The Sellers shall make payments equal to the purchase price in respect of part of the purchase price over the same time during which the Buyer made installment payments in respect of the purchase of the Special Common shares. The Sellers shall pay for the balance, if any, of the purchase price over the next succeeding 24 months in equal monthly installments. During the payment period, the Selling Parties shares of Stock shall be placed in trust with Seller's Attorney and so long as Buyers are not more than forty-five (45) days late on any payments, Buyers shall vote said shares. In the event that Buyers are more than forty-five (45) days behind in payment, then in that event the Selling Party shall vote said shares until such payments are brought current. In the event that Buyers are more than ninety (90) days behind in payment, then they shall be deemed in default and escrow agent is hereby directed to return the share certificates to the Selling Party and the Selling Party shall retain all payments made as liquidated and agreed upon damages.

         7.       CONDITIONS TO THE OBLIGATIONS OF SELLER TO CLOSE

         7.1 All obligations of Seller hereunder are, at the option of Seller, subject to the conditions that, at the Closing Date:

                  A. All representations and warranties made in this Agreement by Purchaser shall be true and correct as of the Closing Date in all material respects.

                  B. Seller shall have tendered the required documents and certificates at the Closing as set forth in Section 3 hereof.

                  C. The first installment of the Purchase Price described in
Section 2.2 hereof due at the Closing shall have been paid by Purchaser.

                  D. All corporate action necessary to authorize (a) the execution, delivery and performance by Seller of this Agreement and any other agreements or instruments contemplated hereby to which Seller is a party and (b) the consummation of the transactions and performance of its other obligations contemplated hereby and thereby shall have been duly and validly taken by

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Seller, and the Purchaser shall have been furnished with copies of all applicable resolutions adopted by the board of directors of Seller, certified by the Secretary or Assistant Secretary of Seller.

         8.  CONDITIONS TO THE OBLIGATIONS OF PURCHASER TO CLOSE

         8.01 All obligations of Purchaser hereunder are, at the option of Purchaser, subject to the conditions that, at the Closing Date:

                  A. All representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the Closing Date in all material respects.

                  B. Purchaser shall have performed all commitments hereunder up to the Closing Date and shall have tendered the required documents, instruments and certificates as set forth in Section 3 hereof.

                  C. No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted or threatened to restrain, prohibit or invalidate the transaction contemplated by this Agreement or which may affect the right of Purchaser to own the Special Common Shares after the Closing Date.

                  D. All corporate action, necessary to authorize (a) the execution, delivery and performance by the Purchaser this Agreement and any other agreements or instruments contemplated hereby or thereby to which Purchaser is a party and (b) the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Purchaser, and Seller shall have been furnished with copies of all applicable resolutions of Purchaser certified by the Secretary or Assistant Secretary of the Purchaser.

                  E. The Purchaser shall have obtained the approvals, consents and authorizations of all third parties and/or governmental agencies necessary for the communication of the transactions contemplated hereby in accordance with the requirements of applicable laws and agreements.

         9.  INDEMNIFICATIONS

         9.01   Seller agrees to indemnify and hold harmless Purchaser from:

                  A. Any and all damages or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenants on the part of Seller under this Agreement.

                  B. Any and all actions, suits, proceedings, demands, assessments, judgments, costs, reasonable attorneys fees, expenses incident to any of the foregoing.

                  C. Any and all liabilities as they relate to the personal property being transferred under this Purchase and Sale Agreement, which are not specifically set forth.

         9.02     Purchaser agrees to indemnify and hold Seller harmless from:

                  A. Any and all damages or deficiencies resulting from any misrepresentation, breach of warranty or non- fulfillment of any covenant on the part of Purchaser under this Agreement

                  B. Any and all actions, suits, proceeding, demands, assessments, judgments, costs, reasonable attorney's fees and expenses incident to any of the foregoing.

          9.03 Any party having an indemnification claim hereunder (Indemnitee") shall give the other party ("Indemnitor") prompt notice in writing of any claim by any third party, which gives rise to a claim for indemnification hereunder, and of any alleged breach of any of the representations and warranties contained in this Agreement. As to any alleged breach of the representations or warranties, written notice shall contain a statement setting forth the nature of the alleged breach or breaches. The Indemnitor shall have thirty (30) days after the delivery of such notice to cure or contest any such claim by a third party or any such alleged breach or breaches. At its option, to be exercised within thirty (30) days of such notice, the Indemnitor may defend against any such action or proceeding with counsel of its choice, at the Indemnitor's expense, it being understood, however, that the Indemnitor's designation of counsel shall be subject to the approval of the indemnitee, which approval shall not be unreasonably withhold. Additionally, at its own expense the Indemnitee may participate in any such defense with counsel of its choice. As long as the defense is being handled by the Indemnitor, the Indemnitee shall not settle any such claim, action or proceeding without prior written consent of the Indemnitor, except that if the Indemnitee does elect to settle the matter without such consent, the Indemnitor shall be released from the terms of this indemnification. Notwithstanding the foregoing, in the event the Indemnitor elects not to defend any such claim, action, or proceeding, the Indemnitee may do so, in which event the Indemnitor shall continue to indemnify the Indemnitee for any liabilities, losses and damages incurred by the Indemnitee, including any settlement payments and for the reasonable costs and expenses of this counsel.

         9.04 All indemnifications made herein by Purchaser and Seller shall survive the closing of this transaction and shall enure to the benefit of the Purchaser's and Seller's heirs, assigns, agents, principals, members and/or shareholders.

         10. TERMINATION DEFAULT REMEDIES

         10.01. Termination. If either Purchaser or Seller materially defaults in the due and timely performance of any of its warranties, covenants or agreements or in the event of the failure to satisfy or fulfill any of the conditions, the non-defaulting party may on the Closing Date give notice of termination. The notice shall specify the default or defaults upon which the notice is based. The termination shall be effective ten (10) days after the Closing Date, unless the specified default or defaults have been cured on or before the effective date of the termination.

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         10.02. Default; Remedies. Notwithstanding Section 10.01, in the event of a default, the non-defaulting party may seek specific performance of this Agreement against the defaulting party from a court of competent jurisdiction, or alternatively, such non-defaulting party may seek damages from the defaulting party.

         10.03. Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement or to remedy its breach, the prevailing party in such action or proceeding shall be entitled to recover its actual attorney's fees and other costs incurred in the action or proceeding, in addition to such other relief to which it may be entitled.

         11. MISCELLANEOUS.

         11.01 This Agreement may not be assigned by Purchaser or Seller without the prior written consent of the other party whose consent shall not be unreasonably withheld.

         11.02 Survival or Representations. The representations and warranties set forth herein shall survive the execution of this Agreement.

         11.03 Right of First Refusal. In the event that the Purchaser shall wish to sell the Special Common Shares to anyone or, in the event that the Purchaser shall receive a bona fide offer to purchase the Special Common Shares from anyone, it shall first communicate the offer of sale or the bona fide offer to the Seller who shall have 10 business days to accept or reject the offer of sale or the bona fide offer on the same terms and conditions as are contained in the bone fide offer. If the offer of sale or the bona fide offer is not specifically accepted in the time limited herein, it shall be conclusively deemed to have been rejected. If the offer of sale or the bona fide offer is rejected by the Seller, the Purchaser shall be at liberty to sell the Special Common shares to anyone or to the bona fide offeror on the same terms and conditions as are contained in the offer of sale or the bona fide offer. If the Special Common shares are not sold in the manner contemplated by this paragraph then, if the Purchaser again wishes to sell the Special Common Shares to anyone or receives another bona fide offer to purchase the Special Common Shares, it shall again offer the shares to the Seller in the manner contemplated by this paragraph. The provisions of this paragraph shall not apply if the transaction relating to the sale of the Special Common shares is part of a transaction involved in an initial public offering, secondary public offering, registration of shares in contemplation of the Purchaser being a "selling shareholder" or any other transaction involving the public distribution of securities in the United States of America or elsewhere.

         11.04 Share Legend. Each share certificate shall contain the following legend on its face:

                  "Transfer of these shares is restricted, a full statement of such restrictions will be provided to any requesting shareholder without charge."

         11.05 Entire Agreement. This Agreement, together with all documents incorporated herein by reference constitutes the complete and exclusive statement of the agreement between the parties hereto and supersedes any and all prior express or implied agreements or understandings between the parties hereto concerning the subject matter hereof. No amendment, waiver or other alteration of this Agreement may be made except by mutual agreement in writing.

         11.06 Governing Law and Disputes. This Agreement shall be in all respects, governed by, construed, and enforced in accordance with the laws of the State of Florida, including all matters of construction, validity and performance. Any action to enforce or interpret the terms of this Agreement shall be instituted and maintained in the state court located in Seminole County, Florida. The Seller hereby consents to the jurisdiction of such court and waives any objections to such jurisdiction. In any action or proceeding arising out of this Agreement, the party prevailing in such action shall be entitled to recover its reasonable attorney's fees and costs.

         11.07 Captions. The captions herein are for the convenience of the parties and are not to be constructed as part of the terms of this Agreement.

         11.08 Waiver. Any waiver by either party of any breach of this Agreement shall not be considered a waiver of any subsequent breach.

         11.09 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and mailed by registered or certified mail, postage prepaid return receipt requested, to the party to whom it is to be given.

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         11.10 Severability: If any term or provision of this Agreement is determined to be illegal, unenforceable, or invalid in whole or in part for any reason, such illegal, unenforceable, or invalid provisions or part(s) thereof shall be stricken from this Agreement and such provision shall not affect the legality, enforceability, or validity of the remainder of this section, then the stricken provision shall be replaced, to the extent possible, with a legal, enforceable, and valid provision that is similar in tenor to the stricken provision as is legally possible.

         11.11 Expenses. Each of the parties hereto shall bear its own expenses in connection with the transactions contemplated.

         11.12 Finders Fees. Neither Seller nor Purchaser has incurred any liabilities for finders' fees or commission except for the finder's fee that Purchaser is obligated to pay to Health Business Partners.

         11.13 Additional Documentation: The parties agree that without the payment of additional consideration, each party will provide the other with such information as may be necessary to carry out the terms and conditions of this Agreement.

         11.14 Arbitration. If a dispute arises from or relates to this Agreement or the breach thereof or otherwise from the relationship of the parties and if the dispute cannot be settled through direct discussions, the parties agree to endeavor first to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration. Thereafter, any unresolved controversy or claim arising from or relating to this Agreement or breach thereof shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement under seal on the day and year first above written.

                                     SELLER:

ATTEST:                              AMERICAN NUTRITIONAL EXCHANGE, INC.

[Not Legible]                        /s/ Ismael Gonzalez
--------------------                 ------------------------------------
                                     BY:      ISMAEL GONZALEZ
                                     ITS:     President & CEO


[Not Legible]                        /s/ Donald Montellese
--------------------                 ------------------------------------
                                     BY:      DONALD MONTELLESE
                                     ITS:     Vice President


[Not Legible]                        /s/ Ismael Gonzalez
--------------------                 ------------------------------------
                                     ISMAEL GONZALEZ


[Not Legible]                        /s/ Donald Montellese
--------------------                 ------------------------------------
                                     DONALD MONTELLESE


                                     PURCHASER:

ATTEST:                              BIO-ONE CORPORATION

[Not Legible]                        /s/ Armand Dauplaise
--------------------                 ------------------------------------
                                     BY:      ARMAND DAUPLAISE
                                     ITS:     President & CEO

                                    EXHIBIT A



MINUTES OF THE BOARD OF DIRECTORS OF

AMERICAN NUTRITIONAL EXCHANGE, INC.

HELD ON FEBRUARY __, 2004

PRESENT:  Ismael Gonzalez and Donald Montellese

BE IT RESOLVED THAT:

         Ismael Gonzalez is hereby authorized to sign all documents and do all such things as are necessary to complete, in all its terms an Agreement between AMERICAN NUTIRTIONAL EXCHANGE, INC. ("Company") and BIO-ONE CORPORATION a copy of which Agreement is attached to these minutes as Exhibit A.

         The Company is and is hereby authorized to create 1,000 Special Common Shares in such manner and upon such terms as are contained in the said Agreement.

         The Company is and is hereby authorized to issue and allot 430 Special Common Shares to Bio-Corporation as fully paid and non-assessable shares upon such terms as are contained in the said Agreement.

         Bernard Shinder is hereby appointed to be a Director of the Company until its next annual general meeting of shareholders.



------------------------------------
Ismael Gonzalez, Director



------------------------------------
Donald Montellese, Director

                                    EXHIBIT B


     REPRESENTATIONS AND WARRANTIES OF AMERICAN NUTRITIONAL EXCHANGE, INC.:



         The undersigned, whether personally, or as officers, directors or shareholders of AMERICAN NUTRITIONAL EXCHANGE, INC. ("Company") do warrant and represent that the warranties and representations contained in Paragraph 5 of an Agreement between the Company and Bio-One Corporation, a copy of which is attached to this document as Exhibit B are true and correct.

         The representation and warranties contained in said Agreement shall survive the closing of the transaction referred to therein indefinitely.

         Dated at Cooper City this ___ day of February, 2004



----------------------------------------------------------------
Ismael Gonzalez, personally and as Director of the Company



----------------------------------------------------------------
Donald Montellese, personally and as Director of the Company

                                    EXHIBIT C



AMERICAN NUTRITIONAL EXCHANGE, INC.

ACKNOWLEDGEMENT OF RECEIPT OF FUNDS

Dated:  February __, 2004


         AMERICAN NUTRITIONAL EXCHANGE, INC. acknowledges the receipt of $82,500, $367,500, and $250,000 in accordance with the provisions of Paragraph 2 of an Agreement between AMERCIAN NUTRITIONAL EXCHANGE, INC. and BIO-ONE CORPORATION (annexed hereto as Exhibit A) in consideration and partial payment of the issue and allotment of 430 Special Common Shares in accordance with the terms of the Agreement.

         AMERICAN NUTRITIONAL EXCHANGE, INC. acknowledges that the acceleration of installments as provided by Paragraph 2 of the said Agreement is without prejudice to BIO-ONE CORPORATION and should not be taken as a precedent to accelerate any further payments to be made under such agreement.



-------------------------------------
Ismael Gonzalez, President.